Exhibit 10.9

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Agreement”), dated as of September 21, 2012, by Unigene Laboratories, Inc., a Delaware corporation (the “Grantor”), in favor of Victory Park Management, LLC, as collateral agent (the “Collateral Agent”) for the secured parties referred to below.

WHEREAS:

A.           Reference is made to that certain Pledge and Security Agreement, dated as of September 30, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), entered into by and among the Grantor, Collateral Agent, and the other secured parties thereunder from time to time (together with Collateral Agent, the “Secured Parties”) which secures certain now existing and future arising obligations owing to the Secured Parties;

B.           Pursuant to the Security Agreement, the Grantor is required to execute and deliver to the Collateral Agent this Agreement.

C.           Pursuant to the terms of the Security Agreement, the Grantor has granted to the Collateral Agent and Secured Parties a security interest in substantially all the assets of the Grantor, including all right, title and interest of the Grantor in, to and under all now owned and hereafter acquired patents, patent applications and patent licenses, and all products and proceeds thereof, to secure the payment of the Obligations (as defined in the Security Agreement).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired:

1.           each United States and foreign patent and patent application, including, without limitation, each patent and patent application referred to in Schedule 1 annexed hereto, together with any reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions thereof;

2.           each patent license, including, without limitation, each patent license listed on Schedule 1 annexed hereto;

3.           all products and proceeds of the foregoing, including, without limitation, any claim by the Grantor against third parties for past, present or future infringement, misappropriation, dilution, violation or other impairment of any patent, including, without limitation, any patent referred to in Schedule 1 annexed hereto, any patent issued pursuant to a patent application referred to in Schedule 1 and any patent licensed under any patent license listed on Schedule 1 annexed hereto (items 1 through 3 being herein collectively referred to as the “Patent Collateral”).

This security interest is granted in conjunction with the security interests granted to the Collateral Agent and Secured Parties pursuant to the Security Agreement. The Grantor hereby acknowledge and affirm that the rights and remedies of the Collateral Agent and the Secured Parties with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Security Agreement.

This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement and all disputes arising hereunder shall be governed by, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. The parties hereto (a) agree that any legal action or proceeding with respect to this Agreement or any other agreement, document, or other instrument executed in connection herewith or therewith, shall be brought in any state or federal court located within Chicago, Illinois, (b) irrevocably waive any objections which either may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement, or any other agreement, document, or other instrument executed in connection herewith, brought in the aforementioned courts and (c) further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

[Signature Pages Follow]

2

The Grantor has caused this Patent Security Agreement to be duly executed by its duly authorized officer thereunto as of the date first set forth above.

UNIGENE LABORATORIES, INC.

By:	/s/ Ashleigh Palmer
Name:	Ashleigh Palmer
Title:	Chief Executive Officer

Acknowledged:

VICTORY PARK MANAGEMENT, LLC, as Collateral Agent

By:	/s/ Matthew D. Ray
Name:	Matthew D. Ray
Title:	Manager

SCHEDULE I
to
PATENT SECURITY AGREEMENT

Patent Collateral

Issued US Patents

Patent Number	Name	Issue Date
8,076,291	Treatment for Obesity	12/13/11
8,088,734	Oral Delivery of Peptides	1/3/12
8,093,207	Fast-Acting Oral Peptide Pharmaceutical Products	1/10/12
8,163,871	Enzymatic Reactions in the Presence of Keto Acids	4/24/12
8,216,822	Bacterial Host Cells for the Direct Expression of Peptides	7/10/12
8,217,139	Treatment for Obesity	7/10/12
8,227,241	Bacterial Host Cells for the Direct Expression of Peptides	7/24/12
RE 43580	Nasal Calcitonin Formulations	8/14/12
8,252,580	Bacterial Host Cells for the Direct Expression of Peptides	8/28/12

US Patent Applications

Application Number	Name	Filing Date
11/474,159	Cell Lines for the Expressing Enzyme Useful in the Preparation of Amidated Products	6/23/06
12/128,210	Peptide Pharmaceutical for Oral Delivery	5/28/08
12/732,081	Peptide Pharmaceuticals for Nasal Delivery	3/25/10
13/238,801	Calcitonin Products and Therapies for Treating Inflammatory or Degenerative Diseases	9/21/11
13/283,055	Peptide Pharmaceutical for Oral Delivery	10/27/11
13/295,936	Treatment for Obesity	11/14/11
13/342,133	Oral Delivery of Peptides	1/2/12
13/487,784	Peptide Pharmaceutical for Oral Delivery	6/4/12
13/487,856	Peptide Pharmaceutical for Oral Delivery	6/4/12
13/524,381	Anti-Inflammatory Pharmaceutical Products	6/15/12
13/544,228	Bacterial Host Cells for the Direct Expression of Peptides	7/9/12
13/544,256	Methods of Treating Medical Conditions Using Calcitonin Analogs	7/9/12
61/554,771	Treatment for Obesity	11/2/11
61/578,620	Treatment for Obesity and Type II Diabetes	12/22/11